ProLogis
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends
(Dollar amounts in thousands)
Exhibit 12.2

                                                             Year Ended December 31,
                                        ----------------------------------------------------------------
                                          2001          2000          1999          1998          1997
                                        --------      --------      --------      --------      --------
Net Earnings from Operations            $126,582      $236,221      $161,570      $102,936      $ 38,832
Add:
     Interest Expense                    163,269       172,191       170,746        77,650        52,704
                                        --------      --------      --------      --------      --------
Earnings as Adjusted                    $289,851      $408,412      $332,316      $180,586      $ 91,536
                                        ========      ========      ========      ========      ========

Combined Fixed Charges and
  Preferred Share Dividends:
     Interest Expense                   $163,269      $172,191      $170,746      $ 77,650      $ 52,704
     Capitalized Interest                 24,276        18,549        15,980        19,173        18,365
                                        --------      --------      --------      --------      --------
          Total Fixed Charges            187,545       190,740       186,726        96,823        71,069
  Preferred Share Dividends               37,309        56,763        56,835        49,098        35,318
                                        --------      --------      --------      --------      --------
Combined Fixed Charges and
  Preferred Share Dividends             $224,854      $247,503      $243,561      $145,921      $106,387
                                        ========      ========      ========      ========      ========
Ratio of Earnings, as Adjusted
     to Combined Fixed Charges and
     Preferred Share Dividends               1.3           1.7           1.4           1.2           (a)
                                        ========      ========      ========      ========      ========

(a) Due to a one-time, non-recurring, non-cash charge of $75.4 million relating to the costs incurred in acquiring the management companies from a related party, earnings were insufficient to cover combined fixed charges and preferred share dividends for the year ended December 31, 1997 by $14.9 million.